EXHIBIT 99

                       [PENNWOOD BANCORP LETTERHEAD]


                           PRESS RELEASE


FOR RELEASE:   Immediately

CONTACT:       Paul S. Pieffer
               President and Chief Executive Officer
               (412) 761-1234


 PENNWOOD BANCORP, INC. TO REPURCHASE  UP TO 28,981 SHARES OF COMMON STOCK

     PITTSBURGH, PENNSYLVANIA -- July 30, 1997 - Pennwood Bancorp, Inc. (NASDAQ: PWBK) (the "Company") announced today that the Company's Board of Directors authorized the repurchase of up to 28,981 shares, or approximately five percent, of the Company's outstanding common stock.

     Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next six months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes, including the funding of the Company's stock benefit plans.

     Paul S. Pieffer, President and Chief Executive Officer of the Company, stated: "The repurchase program reflects management's belief that the current price of the Company's common stock does not adequately reflect the Company's long-term business and earnings prospects. The use of our cash must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate stockholder value. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

     Pennwood Bancorp, Inc. owns 100% of the outstanding stock of Pennwood Savings Bank, a Pennsylvania-chartered, FDIC insured savings bank. The Savings Bank conducts business from its headquarters in Pittsburgh
(Allegheny County), Pennsylvania and two branch offices located in Kittanning (Armstrong County), Pennsylvania. The Company's common stock trades on the Nasdaq SmallCap Market System under the symbol "PWBK."